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                                                                   EXHIBIT 21.1

                            UROHEALTH SYSTEMS, INC.

                        DIRECT AND INDIRECT SUBSIDIARIES

A.  UROHEALTH, INC. (CALIFORNIA), a California corporation ("Urohealth
    California")

    1.  Gates Plastics, a California corporation
    2.  Cybro Medical, Ltd., an Israeli corporation
    3. Richard-Allan Medical Industries (U.K.) Limited, a United Kingdom corporation

B.  DACOMED CORPORATION, a Minnesota corporation ("Dacomed")

    1.  Dacomed International, Inc., a Minnesota corporation

C.  ALLSTATE MEDICAL PRODUCTS, INC., a Minnesota corporation

D.  OSBON MEDICAL SYSTEMS, LTD., a Georgia corporation

E.  UROHEALTH OF KENTUCKY, INC., a Kentucky corporation

F.  MICROSURGE, INC., a Delaware corporation